For additional information, contact:
Daniel Urness CFO and Treasurer danu@cavco.com
News Release	Phone: 602-256-6263 On the Internet: www.cavco.com
FOR IMMEDIATE RELEASE
CAVCO INDUSTRIES ANNOUNCES INTEREST IN TRANSACTION WITH SKYLINE CORPORATION
PHOENIX, September 26, 2014 - Cavco Industries, Inc. (NASDAQ: CVCO) today announced its interest in a potential acquisition of Skyline Corporation, a publicly traded company, at a significant market premium. Over the past several weeks, Cavco has attempted to open a dialogue with the board of directors of Skyline through a series of formal communications, one of which is attached as an exhibit to this release. Cavco has suggested that it would be in the best interest of Skyline shareholders for its board to discuss the various proposals by Cavco to improve shareholder value, including a purchase by Cavco of all outstanding shares of Skyline at an attractive premium to current market prices. Skyline did not respond to any of Cavco’s attempts over an approximately 30 day period to engage in a productive dialogue, which included a series of letters addressed to Skyline’s board of directors, phone calls to Skyline’s longest serving board member and former CEO, and Joseph Stegmayer, President and CEO of Cavco, attending Skyline’s annual meeting of shareholders in an effort to discuss the matter with any of Skyline’s directors who would be open to exploring options for maximizing shareholder value. After Cavco sent two additional written communications addressed to Skyline’s board of directors, one of which asked Skyline to respond within one week to simply schedule a time for preliminary discussions between the companies, Cavco received a letter on September 25, 2014, from Skyline’s lead director stating without further explanation that the board would not be able to respond to Cavco’s request within the requested time frame.
According to a September 26, 2014 press release, Skyline is pursuing the sale of its RV division.   While a successful sale of that division may provide short-term liquidity for Skyline, it would not address the substantially larger operating losses incurred by the housing segment in the last seven fiscal years.  The RV division of Skyline's business represented less than half of Skyline's fiscal 2014 loss before income taxes of $11.9 million.  In contrast, Cavco has proposed to purchase all of Skyline’s operations at a significant premium to market that Cavco believes will provide a greater and more assured and definitive return to Skyline's shareholders.
Mr. Stegmayer commented, “Cavco has a great deal of respect for the Skyline brand and for Skyline’s experienced and highly credentialed board members. Unfortunately Skyline has experienced difficult times during the past seven years and has meaningfully underperformed.”
Skyline has reported annual losses before income taxes for seven consecutive fiscal years, 2008 through 2014.  These cumulative losses total approximately $122 million before income taxes, the majority of which were incurred by the housing segment. Skyline shareholders’ equity declined from approximately $178 million at the beginning of fiscal 2008 to approximately $34 million at May 31, 2014.  On August 22, 2014, Skyline’s independent accounting firm issued a qualified opinion regarding Skyline’s ability to continue as a going concern.  Skyline’s Form 10-K for the fiscal year ended May 31, 2014 further disclosed, “Due to recurring losses, the Corporation experienced negative cash flows from operating activities. As a result, the Corporation has utilized its cash, investments in U.S. Treasury Bills, proceeds from the sale of assets and borrowings from the cash surrender of life insurance policies. The level of historical negative cash flows from operations and not having available funding from outside financing sources raise substantial doubt about the Corporation’s ability to continue as a going concern.”
Cavco’s proposed offer set forth in its letter would provide liquidity for Skyline shareholders at a substantial premium of 29% to 66% above the September 24, 2014 closing price of $2.71 per share. Cavco’s offer would have no financing contingencies. Cavco also offered other possible concepts that would assist Skyline.
Why Cavco’s proposal makes sense for Skyline shareholders

•	Skyline shares declined approximately 80% for the three year period ended December 31, 2013

•	Skyline shares declined an additional 48% for calendar year 2014 as of September 24, 2014

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Skyline has exhausted its cash position and recently borrowed $6.3 million on life insurance policies, which contradicts what Skyline described as recently as September 25, 2014 as “Skyline’s balance sheet is among the soundest in American industry with a strong cash position and no corporate debt”

•	General economic and specific market conditions in Skyline’s primary industry may not improve markedly in the immediate future

•	Operating losses have continued in the most recent quarters, a particularly concerning trend as Skyline approaches its third fiscal quarter, historically the slowest period in its fiscal year

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At Skyline’s annual shareholder meeting held on September 22, 2014, management did not present a report on operations, did not discuss any plans to address Skyline’s current challenges, and did not open up the meeting to questions from shareholders in attendance

•	Cavco has a strong track record of integrating troubled manufactured housing companies and improving results while providing new opportunities for their employees, retailers and homeowners
Cavco only seeks a friendly discussion
Cavco remains interested in holding productive discussions with Skyline. With the cooperation of Skyline’s officers and directors, Cavco and its advisors are prepared to conduct an expedited due diligence review and expect that a transaction can be concluded in a relatively quick time frame. Although Skyline’s operating losses and financial distress and its board’s unwillingness to even entertain preliminary discussions have made it difficult for Cavco to determine the precise valuation it will apply in a transaction, Cavco has been able to establish the range mentioned in the letter attached based on Cavco’s and its advisors’ analysis of Skyline’s public filings. It is possible that a higher figure could be justified following open discussions with Skyline.
Cavco Industries, Inc., headquartered in Phoenix, Arizona, designs and produces factory-built housing products primarily distributed through a network of independent and company-owned retailers. The Company is a leading producer of manufactured homes in the United States, based on reported wholesale shipments, marketed under a variety of brand names including Cavco Homes, Fleetwood Homes and Palm Harbor Homes. The Company is also a leading builder of park model homes, vacation cabins and systems-built commercial structures, as well as modular homes built primarily under the Nationwide Homes brand. Cavco’s mortgage subsidiary, CountryPlace, is an approved Fannie Mae and Ginnie Mae seller/servicer and offers conforming mortgages to purchasers of factory-built and site-built homes. Its insurance subsidiary, Standard Casualty, provides property and casualty insurance to owners of manufactured homes.

HOME OFFICE
September 22, 2014
The Board of Directors
Skyline Corporation
2520 By-Pass Road
Elkhart, IN 46515
Dear Members of the Board of Directors:
We are perplexed by the absence of any response to our earlier letters and communications in which Cavco Industries, Inc. (“Cavco”) expressed interest in a potential transaction with Skyline Corporation (“Skyline”). We continue to believe it would be worthwhile to discuss opportunities to maximize the value of Skyline’s business for its shareholders.
I first spoke to Mr. Decio regarding Cavco’s interest on October 25, 2011, but did not hear back from him. Last year, on August 7, 2013, I visited with Skyline’s President and Chief Executive Officer, Bruce Page, in Skyline’s offices. After once again expressing our interest in a transaction between our companies, Mr. Page indicated that he would discuss our interest with Mr. Decio and get back to me. Mr. Page never responded to me.
More recently, we formally expressed our interest in two separate letters, dated August 25 and September 5, 2014, to Mr. Page and the members of the Skyline Board of Directors. Because we again received no response, I attended the Skyline Annual Meeting today in my capacity as a Skyline shareholder to question the Directors regarding their future plans for the company and why no response has been given to our repeated expressions of interest in Skyline.
Cavco’s Board of Directors has authorized me to inform you that based on the public information available and subject to customary due diligence, we believe Cavco could offer Skyline’s shareholders a price between $3.50 and $4.50 per share in an all cash transaction. There would be no financing contingencies. This represents a 29% to 66% premium to the current Skyline stock price. In addition, Cavco is willing to explore a variety of other alternatives, including the purchase of specific manufactured housing assets or an asset-backed operating loan.
Nothing in this letter is intended to create a legally binding obligation and no such obligation will exist unless and until a definitive transaction agreement is executed. We believe a transaction would be beneficial to Skyline’s shareholders and is attractive considering the challenges faced by the company. We are prepared to meet immediately with you and your advisors in order to answer any questions about our proposal and to work out the details for moving toward a definitive transaction agreement.
We are prepared to publicly release this letter and pursue other approaches if you do not agree by September 29, 2014 to promptly meet with us to discuss a potential transaction.
Very truly yours,

Joseph H. Stegmayer
Chairman and CEO

cc:    Matthew P. Feeney, Snell & Wilmer L.L.P.
1001 North Central Avenue, Suite 800, Phoenix, Arizona 85004
Telephone (602) 283-9209 Facsimile (602) 256-6189
e-mail: joes@cavco.com